BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
July 20, 2017		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports record second quarter earnings; Performance driven by record quarterly revenues

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported earnings for the second quarter of 2017. Net income available to common shareholders was a record $631 million, up 16.6 percent from the second quarter of 2016. Earnings per diluted common share were $0.77 for the second quarter of 2017. Excluding pre-tax merger-related and restructuring charges of $10 million ($6 million after tax), net income available to common shareholders was $637 million, or $0.78 per diluted share.

Net income available to common shareholders was $378 million ($0.46 per diluted share) for the first quarter of 2017 and $541 million ($0.66 per diluted share) for the second quarter of 2016.

"We are pleased to report record earnings and revenues for the second quarter," said Chairman and Chief Executive Officer Kelly S. King. "Taxable-equivalent revenues were a record $2.9 billion, up 3.9 percent compared to the second quarter of 2016," King said. "Net interest income was up $18 million and noninterest income was up $90 million from last year. In addition, revenues were up an annualized 10.7 percent, from the first quarter of 2017.

"Our credit quality improved further in the second quarter, as we had declines in non-performing assets, net charge-offs, performing TDRs and loans 90 days or more past due."

"We are also pleased to receive the Federal Reserve's non-objection to our capital plan that includes a quarterly dividend of $0.33 per share, an increase of ten percent, and up to $1.88 billion in share repurchases," King said. "This will allow us to continue to provide one of the strongest dividend payouts among all large banks."

Second Quarter 2017 Performance Highlights

•	Taxable-equivalent revenues were $2.9 billion for the second quarter, up $75 million from the first quarter of 2017

◦	Net interest income on a taxable-equivalent basis was up $26 million

◦	Net interest margin was 3.47 percent, up one basis point; driven by rate increases

◦	Noninterest income was up $49 million due to higher insurance revenues, investment banking and brokerage fees and commissions and bankcard fees and merchant discounts

◦	Fee income ratio was 42.7 percent, compared to 42.1 percent for the prior quarter

•	Noninterest expense was $1.7 billion, down $360 million compared to the first quarter of 2017

◦	Decrease includes $392 million loss on debt extinguishment recorded in the prior quarter

◦	Personnel expense increased $31 million

◦	Merger-related and restructuring charges decreased $26 million

◦	GAAP efficiency ratio was 61.0 percent, compared to 75.6 percent for the prior quarter

◦	Adjusted efficiency ratio was 58.6 percent, compared to 58.0 percent for the prior quarter

•	Average loans and leases held for investment were $143.1 billion compared to $142.0 billion for the first quarter of 2017

◦	Average commercial and industrial loans increased $781 million, or 6.1 percent annualized

◦	Average other lending subsidiaries loans increased $717 million, or 19.3 percent annualized

◦	Average total CRE increased $323 million, or 7.0 percent annualized

◦	Average sales finance loans decreased $446 million, or 16.4 percent annualized

◦	Average residential mortgage loans decreased $309 million, or 4.2 percent annualized

•	Average deposits were $160.3 billion compared to $161.4 billion for the first quarter of 2017

◦	Average noninterest-bearing deposits increased $1.5 billion, or 11.6 percent annualized

◦	Deposit mix remained strong, with average noninterest-bearing deposits representing 32.8 percent of total deposits, compared to 31.7 percent in the prior quarter

◦	Average interest-bearing deposits decreased $2.6 billion and costs were 0.30 percent, up four basis points compared to the prior quarter

•	Asset quality continues to improve

◦	Nonperforming loans were 0.43 percent of loans held for investment, down $111 million

◦	Loans 90 days or more past due and still accruing were 0.34 percent of loans held for investment, compared to 0.38 percent in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.61 percent of loans held for investment, compared to 0.56 percent in the prior quarter

◦	The allowance for loan loss coverage ratio was 2.43 times nonperforming loans held for investment, versus 2.05 times in the prior quarter

◦	The allowance for loan and lease losses was 1.03 percent of loans held for investment, slightly down from the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.3 percent, or 10.2 percent on a fully phased-in basis

◦	Tier 1 risk-based capital was 12.1 percent

◦	Total capital was 14.1 percent

◦	Leverage capital was 10.1 percent

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 2Q17 vs.
	2Q17	1Q17	2Q16	1Q17	2Q16
Net income available to common shareholders	$631	$378	$541	$253	$90
Diluted earnings per common share	0.77	0.46	0.66	0.31	0.11

Net interest income - taxable equivalent	$1,675	$1,649	$1,657	$26	$18
Noninterest income	1,220	1,171	1,130	49	90
Total taxable-equivalent revenue	$2,895	$2,820	$2,787	$75	$108
Less taxable-equivalent adjustment	40	40	40
Total revenue	$2,855	$2,780	$2,747

Return on average assets	1.22%	0.79%	1.06%	0.43%	0.16%
Return on average risk-weighted assets	1.53	0.98	1.38	0.55	0.15
Return on average common shareholders' equity	9.30	5.72	8.21	3.58	1.09
Return on average tangible common shareholders' equity (1)	15.60	9.98	14.33	5.62	1.27
Net interest margin - taxable equivalent	3.47	3.46	3.41	0.01	0.06

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2017 compared to First Quarter 2017

Total taxable-equivalent revenues were $2.9 billion for the second quarter of 2017, an increase of $75 million compared to the prior quarter, which reflects an increase of $26 million in taxable-equivalent net interest income, while noninterest income was up $49 million.

The net interest margin was 3.47 percent for the second quarter, up one basis point compared to the prior quarter driven by rate increases. Average earning assets increased $822 million, which primarily reflects an $803 million increase in average securities and a $629 million increase in average total loans. These increases were offset by a decrease of $610 million in other earning assets. Average interest-bearing liabilities decreased $945 million, resulting from a $2.6 billion decrease in interest-bearing deposits, which was partially offset by a $1.0 billion increase in long-term debt and a $643 million increase in short-term borrowings.

The annualized yield on the total loan portfolio for the second quarter was 4.36 percent, up six basis points, reflecting the impact of rate increases. The annualized taxable-equivalent yield on the average securities portfolio for the second quarter was 2.49 percent, up seven basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.30 percent, up four basis points compared to the prior quarter. The average annualized rate on long-term debt was 1.91 percent, up eight basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 0.70 percent, up 27 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $135 million, which includes a $16 million benefit for purchased credit impaired ("PCI") loans, and net charge-offs were $132 million for the second quarter, compared to $148 million and $148 million, respectively, for the prior quarter.

Noninterest income of $1.2 billion was up $49 million compared to the prior quarter primarily due to increased insurance income, investment banking and brokerage fees and commissions and bankcard fees and merchant discounts.

Noninterest expense was $1.7 billion for the second quarter, down $360 million compared to the prior quarter. This decrease was largely a result of the $392 million loss on the early extinguishment of $2.9 billion of higher-cost FHLB advances recorded in the prior quarter.

The provision for income taxes was $304 million for the second quarter, compared to $104 million for the prior quarter. The effective tax rate for the second quarter was 31.1 percent, compared to 19.6 percent for the prior quarter. The increase in the provision for income tax reflects higher earnings. In addition, the prior quarter tax provision included $35 million of excess tax benefits from equity-based compensation plans.

Second Quarter 2017 compared to Second Quarter 2016

Total taxable-equivalent revenues were $2.9 billion for the second quarter of 2017, an increase of $108 million compared to the earlier quarter. This reflects an increase of $18 million in taxable-equivalent net interest income and an increase of $90 million in noninterest income.

Net interest margin was 3.47 percent, up six basis points compared to the earlier quarter. Average earning assets decreased $1.4 billion. The decrease in average earnings assets reflects a $3.1 billion decrease in average securities partially offset by a $1.2 billion increase in average total loans and leases. Average interest-bearing liabilities decreased $5.6 billion. The decrease in average interest-bearing liabilities reflects an improvement in deposit mix, as average noninterest-bearing deposits increased $3.8 billion and average interest-bearing deposits decreased $3.8 billion. In addition, average long-term debt decreased $1.5 billion. The annualized yield on the total loan portfolio for the second quarter was 4.36 percent, up five basis points compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio for the second quarter was 2.49 percent, up two basis points compared to the earlier period.

The average annualized cost of interest-bearing deposits was 0.30 percent, up seven basis points compared to the earlier quarter. The average annualized rate on long-term debt was 1.91 percent, down 19 basis points compared to the earlier quarter primarily due to benefits from the early extinguishment of higher-cost FHLB advances. The average annualized rate on short-term borrowings was 0.70 percent, up 36 basis points compared to the earlier quarter.

The provision for credit losses was $135 million, which includes a $16 million benefit for PCI loans, compared to $111 million in the earlier quarter. Net charge-offs for the second quarter of 2017 totaled $132 million compared to $97 million for the earlier quarter.

Noninterest income was $1.2 billion, an increase of $90 million from the earlier quarter. This increase was driven by higher insurance income, FDIC loss share income and bankcard fees and merchant discounts. These increases were partially offset by a decline in mortgage banking income compared to the earlier quarter.

Noninterest expense for the second quarter of 2017 was $1.7 billion, down $55 million compared to the earlier quarter. This decrease was driven by lower merger-related and restructuring charges in the current year.

The provision for income taxes was $304 million for the second quarter of 2017, compared to $252 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2017 of 31.1 percent, compared to 30.0 percent for the earlier quarter.

NONINTEREST INCOME
(dollars in millions)				% Change 2Q17 vs.
	2Q17	1Q17	2Q16	1Q17	2Q16
				(annualized)
Insurance income	$481	$458	$465	20.1	3.4
Service charges on deposits	176	168	166	19.1	6.0
Mortgage banking income	94	103	111	(35.0)	(15.3)
Investment banking and brokerage fees and commissions	105	91	102	61.7	2.9
Trust and investment advisory revenues	70	68	67	11.8	4.5
Bankcard fees and merchant discounts	75	59	60	108.8	25.0
Checkcard fees	54	51	50	23.6	8.0
Operating lease income	37	36	35	11.1	5.7
Income from bank-owned life insurance	32	29	31	41.5	3.2
FDIC loss share income, net	—	—	(64)	—	(100.0)
Other income	96	108	107	(44.6)	(10.3)
Total noninterest income	$1,220	$1,171	$1,130	16.8	8.0

Second Quarter 2017 compared to First Quarter 2017

Noninterest income was $1.2 billion for the second quarter, up $49 million compared to the prior quarter primarily due to increased insurance income, investment banking and brokerage fees and commissions and bankcard fees and merchant discounts.

Insurance income increased $23 million primarily due to seasonality. Bankcard fees and merchant discounts increased $16 million primarily due to a reduction in the accrual for rewards and an increase in volumes. Investment banking and brokerage fees and commissions increased $14 million, as several deals closed this quarter.

Second Quarter 2017 compared to Second Quarter 2016

Noninterest income for the second quarter of 2017 was up $90 million compared to the earlier quarter. This increase was driven by higher insurance income, FDIC loss share income and bankcard fees and merchant discounts. These increases were partially offset by a decline in mortgage banking income compared to the earlier quarter.

FDIC loss share income increased $64 million due to the termination of the loss sharing agreements during the third quarter of 2016. Insurance income increased $16 million, primarily due to the timing of wholesale commission payments. Bankcard fees and merchant discounts increased $15 million primarily due to a reduction in the accrual for rewards and an increase in volumes.

Mortgage banking income decreased $17 million primarily resulting from lower gains on the net MSR valuation during the current quarter.

NONINTEREST EXPENSE
(dollars in millions)				% Change 2Q17 vs.
	2Q17	1Q17	2Q16	1Q17	2Q16
				(annualized)
Personnel expense	$1,042	$1,011	$1,039	12.3	0.3
Occupancy and equipment expense	198	193	194	10.4	2.1
Software expense	57	58	53	(6.9)	7.5
Outside IT services	39	49	44	(81.9)	(11.4)
Amortization of intangibles	36	38	42	(21.1)	(14.3)
Regulatory charges	36	39	32	(30.9)	12.5
Professional services	38	22	26	NM	46.2
Loan-related expense	36	30	36	80.2	—
Merger-related and restructuring charges, net	10	36	92	NM	(89.1)
Loss (gain) on early extinguishment of debt	—	392	—	NM	—
Other expense	250	234	239	27.4	4.6
Total noninterest expense	$1,742	$2,102	$1,797	(68.7)	(3.1)
NM - not meaningful.

Second Quarter 2017 compared to First Quarter 2017

Noninterest expense was $1.7 billion for the second quarter, down $360 million compared to the prior quarter. This decrease was largely a result of the $392 million loss on the extinguishment of $2.9 billion of higher-cost FHLB advances recorded in the prior quarter. In addition, merger-related and restructuring charges decreased $26 million compared to the prior quarter.

Personnel expense increased $31 million, primarily due to an increase of $34 million from higher incentives due to improved performance. Professional services expense increased $16 million compared to the prior quarter and outside IT expense decreased $10 million; both of which were primarily due to expenses related to BSA/AML efforts. Other expense increased $16 million compared to the prior quarter, primarily due to higher operating charge-offs, charitable donations and employee travel.

Merger-related and restructuring charges decreased $26 million compared to the prior quarter. The decrease largely relates to the write-off of certain capitalized costs on software never placed in service and the writedown of real estate in connection with restructuring activities, both of which were recorded in the prior quarter.

Second Quarter 2017 compared to Second Quarter 2016

Noninterest expense for the second quarter of 2017 was down $55 million compared to the earlier quarter. This decrease was driven by lower merger-related and restructuring charges in the current year.

Personnel expense was essentially flat. Salaries and incentives expense was higher by $20 million, which was mostly offset by a decrease of $17 million in employee benefits expense. The decrease in employee benefits expense was related to certain post-employment benefits, which is largely offset in other income.

Merger-related and restructuring charges decreased $82 million, primarily the result of acquisitions and restructuring activities in the earlier quarter.

Professional services expense increased $12 million compared to the earlier quarter due to an increase in BSA/AML related services.

Regulatory charges were up $4 million primarily due to a $21 million FDIC insurance premium surcharge, which was partially offset by a lower assessment rate.

LOANS AND LEASES
(dollars in millions)
Average balances	2Q17	1Q17	Change	% Change
				(annualized)
Commercial and industrial	$51,900	$51,119	$781	6.1
CRE-income producing properties	14,864	14,602	262	7.2
CRE-construction and development	3,905	3,844	61	6.4
Dealer floor plan	1,490	1,427	63	17.7
Direct retail lending	12,000	12,014	(14)	(0.5)
Sales finance	10,450	10,896	(446)	(16.4)
Revolving credit	2,612	2,607	5	0.8
Residential mortgage	29,392	29,701	(309)	(4.2)
Other lending subsidiaries	15,636	14,919	717	19.3
PCI	825	883	(58)	(26.3)
Total loans and leases held for investment	$143,074	$142,012	$1,062	3.0

Average loans held for investment for the second quarter of 2017 were $143.1 billion, up $1.1 billion, or 3.0 percent compared to the first quarter of 2017. Excluding planned runoff from sales finance loans, residential mortgage loans and PCI loans, average loans held for investment increased $1.9 billion, or an annualized 7.5 percent compared to the prior quarter.

Average commercial and industrial loans increased $781 million due to growth from the Financial Services and Community Banking segments, as well as seasonal growth from mortgage warehouse lending. In addition, average CRE-income producing properties increased $262 million. Average other lending subsidiaries loans increased $717 million, which includes an increase due to the purchase of a near-prime automobile portfolio late in the first quarter with the remaining increase due to seasonality and strong growth in small ticket consumer finance, commercial mortgage lending and premium finance.

Average sales finance loans decreased $446 million, as we are strategically optimizing the size of this portfolio and directing investments towards higher-yielding assets. In addition, average residential mortgage loans decreased $309 million as all conforming loans continue to be sold in the secondary market.

DEPOSITS
(dollars in millions)
Average balances	2Q17	1Q17	Change	% Change
				(annualized)
Noninterest-bearing deposits	$52,573	$51,095	$1,478	11.6
Interest checking	28,849	29,578	(729)	(9.9)
Money market and savings	64,294	64,857	(563)	(3.5)
Time deposits	14,088	14,924	(836)	(22.5)
Foreign office deposits - interest-bearing	459	929	(470)	NM
Total deposits	$160,263	$161,383	$(1,120)	(2.8)
NM - not meaningful.

Average deposits for the second quarter were $160.3 billion, down $1.1 billion compared to the prior quarter.

Average noninterest-bearing deposits increased $1.5 billion, primarily due to increases in commercial balances.

Interest checking decreased $729 million, primarily due to decreases in public funds and commercial balances.

Money market and savings decreased $563 million primarily due to commercial balances.

Average time deposits decreased $836 million due to decreases in commercial and personal balances.

Average foreign office deposits decreased $470 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 32.8 percent of total average deposits for the second quarter, compared to 31.7 percent for the prior quarter and 30.4 percent a year ago. The cost of interest-bearing deposits was 0.30 percent for the second quarter, up four basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 2Q17 vs.
Segment Net Income	2Q17	1Q17	2Q16	1Q17	2Q16
Community Banking	$345	$340	$302	$5	$43
Residential Mortgage Banking	46	54	55	(8)	(9)
Dealer Financial Services	38	29	51	9	(13)
Specialized Lending	54	51	57	3	(3)
Insurance Holdings	55	46	42	9	13
Financial Services	115	92	85	23	30
Other, Treasury and Corporate	21	(186)	(5)	207	26
Total net income	$674	$426	$587	$248	$87
During the second quarter of 2017, a change was made in the method for allocation of capital to the operating segments impacting both the allocated balances and funding credit. Results for prior periods have been revised to reflect the new allocations.

Second Quarter 2017 compared to First Quarter 2017

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and servicing client relationships.

Community Banking net income was $345 million for the second quarter of 2017, an increase of $5 million compared to the prior quarter. Segment net interest income increased $32 million due to improved funding spreads on deposits, loan and deposit growth and one additional day in the current quarter. Noninterest income increased $28 million with increases across all categories and primarily driven by higher bankcard fees and merchant discounts due in part to a reduction in the accrual for rewards as well as increased service charges on deposits.

The allocated provision for credit losses increased $38 million primarily due to an increase in loss estimates, higher net charge-offs and loan growth. Noninterest expense increased $22 million driven by higher operating charge-offs, personnel expense and donations and contributions expense.

Residential Mortgage Banking

Residential Mortgage Banking originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

Residential Mortgage Banking net income was $46 million for the second quarter of 2017, a decrease of $8 million compared to the prior quarter. This decrease was primarily due to higher personnel expense, loan processing expense and allocated provision for credit losses.

During the second quarter of 2017, residential mortgage loans totaling $300 million were sold, which included $40 million of nonaccrual loans and $199 million of performing TDRs.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles. In conjunction with Community Banking, Dealer Financial Services provides financing and servicing to dealers for their inventories in Community Banking's footprint.

Dealer Financial Services net income was $38 million for the second quarter of 2017, an increase of $9 million compared to the prior quarter. Results were primarily driven by a $14 million decrease in the allocated provision for credit losses, which was largely the result of seasonally lower net charge-offs in the Regional Acceptance loan portfolio.

Dealer Financial Services average loans held for investment decreased $115 million, or 2.9 percent annualized, primarily due to the strategy to optimize the auto portfolio.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance and small ticket dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $54 million for the second quarter of 2017, an increase of $3 million compared to the prior quarter. This increase was primarily due to a lower allocated provision for credit losses.

Specialized Lending average loans held for investment increased $621 million, or 15.7 percent annualized, primarily due to higher small ticket dealer-based finance, commercial mortgage and insurance premium finance loans.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and in the world. Insurance Holdings provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Holdings net income was $55 million in the second quarter of 2017, an increase of $9 million compared to the prior quarter. Noninterest income increased $21 million, driven by seasonally higher property and casualty insurance commissions and other insurance commissions, partially offset by seasonally lower employee benefit commissions. This increase was partially offset by higher personnel expense.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments.

Financial Services net income was $115 million in the second quarter of 2017, an increase of $23 million compared to the prior quarter. Noninterest income increased $14 million primarily due to higher investment banking and brokerage fees and commissions as several deals closed this quarter. Segment net interest income increased $12 million due to improved funding spreads on deposits, loan growth and one additional day in the current quarter.

The allocated provision for credit losses decreased $18 million due to a decline in net charge-offs and a decrease in loss estimates related to commercial and industrial loans. Noninterest expense increased $12 million due to higher personnel expense driven by improved production.

Corporate Banking's average loans held for investment increased $327 million, or an annualized 9.1 percent, compared to the prior quarter, while BB&T Wealth's average loans held for investment increased $72 million, or an annualized 18.2 percent. Corporate Banking's average transaction account deposits decreased $69 million, or 11.6 percent on an annualized basis compared to the prior quarter. BB&T Wealth's average transaction account deposits increased $43 million, or 3.8 percent on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

Other, Treasury & Corporate net income was $21 million for the second quarter of 2017, an increase of $207 million compared to the prior quarter. Segment net interest income decreased $21 million due to an increase in long-term debt, an increase in the net credit for funds provided to other operating segments and a decrease in PCI loans, partially offset by an increase in securities. Noninterest income fell primarily due to lower income related to assets for certain post-employment benefits.

Noninterest expense decreased $408 million due to the first quarter loss of $392 million on the early extinguishment of higher-cost FHLB advances, as well as a decline in merger-related and restructuring charges and lower expense related to assets for certain post-employment benefits, partially offset by higher employee incentive expense and employee insurance expense. The allocated provision for credit losses decreased $20 million primarily due to a provision benefit recorded in the current period for PCI loans. The provision for income taxes increased $179 million due to higher pre-tax income and $35 million of excess tax benefits from equity-based compensation plans in the first quarter.

Second Quarter 2017 compared to Second Quarter 2016

The financial information related to National Penn's operations was included in the Other, Treasury & Corporate segment until the systems conversion, which occurred during July 2016. The majority of National Penn's operations are now included in Community Banking.

Community Banking

Community Banking net income was $345 million for the second quarter of 2017, an increase of $43 million compared to the earlier quarter. Segment net interest income increased $99 million driven by higher funding spreads on deposits as well as loan and deposit growth partially from the acquisition of National Penn. Noninterest income increased $34 million due to higher bankcard fees and merchant discounts, service charges on deposits and checkcard fees, partially driven by the National Penn acquisition. Bankcard and merchant discounts benefited from a reduction in the accrual for rewards and increased transaction volumes.

The allocated provision for credit losses increased $40 million primarily due to an increase in loss estimates related to commercial real estate loans and higher net charge-offs. Noninterest expense increased $22 million, driven by higher personnel expense and occupancy and equipment expense which were primarily attributable to the National Penn acquisition as well as an increase in operating charge-offs. Allocated corporate expense increased largely due to the National Penn acquisition.

Residential Mortgage Banking

Residential Mortgage Banking net income was $46 million for the second quarter of 2017, a decrease of $9 million compared to the earlier quarter. Segment net interest income decreased due to a decline in average loans. Noninterest income decreased primarily due to lower net mortgage servicing income. Noninterest expense decreased due to declines in loan processing expense, personnel expense and operating charge-offs.

Dealer Financial Services

Dealer Financial Services net income was $38 million for the second quarter of 2017, a decrease of $13 million compared to the earlier quarter. This decrease was driven by a $23 million increase in the allocated provision for credit losses, which was primarily due to higher net charge-offs and an increase in the allowance for loan and lease losses, both due to increased loss severity.

Specialized Lending

Specialized Lending net income was $54 million for the second quarter of 2017, a decrease of $3 million compared to the earlier quarter.

Specialized Lending average loans increased $1.6 billion, or 10.8 percent, primarily due to higher insurance premium finance, equipment finance and commercial mortgage loans.

Insurance Holdings

Insurance Holdings net income was $55 million for the second quarter of 2017, an increase of $13 million compared to the earlier quarter. Noninterest income increased $18 million primarily due to the timing of wholesale commission payments and other commission income.

Financial Services

Financial Services net income was $115 million for the second quarter of 2017, an increase of $30 million compared to the earlier quarter. Segment net interest income increased $16 million, primarily driven by loan and deposit growth and higher funding spreads on deposits, partially offset by lower credit spreads on loans for Corporate Banking. Noninterest income increased $18 million, primarily due to higher trust and investment advisory fees, investment banking and brokerage fees and commissions, and hedge and client derivative income.

The allocated provision for credit losses decreased $23 million due to a decline in loss estimates related to commercial and industrial loans and lower net charge-offs. Allocated corporate expenses rose due to increased investments in business initiatives and additional support area costs. Noninterest expense increased due to higher personnel expense, partially offset by lower merger-related and restructuring charges.

Other, Treasury & Corporate

Other, Treasury & Corporate net income was $21 million in the second quarter of 2017, an increase of $26 million compared to the earlier quarter. Segment net interest income decreased $98 million primarily due to the inclusion of National Penn results in the earlier quarter. Noninterest income increased $32 million, driven by a $64 million improvement in FDIC loss share income as a result of terminating the loss share agreements in the third quarter of 2016. This increase was partially offset by a decline in income related to assets for certain post-employment benefits.

Noninterest expense decreased $76 million due to lower merger-related and restructuring charges and personnel expense, both primarily due to the inclusion of National Penn results in the earlier quarter. These decreases were partially offset by higher professional services expense related to BSA/AML efforts. The segment allocated $31 million of additional corporate expenses to other operating segments compared to the earlier quarter. The allocated provision for credit losses decreased primarily due to a provision benefit recorded in the current period for PCI loans.

CAPITAL RATIOS (1)
	2Q17	1Q17	4Q16	3Q16	2Q16
Risk-based:
Common equity Tier 1	10.3%	10.3%	10.2%	10.1%	10.0%
Tier 1	12.1	12.0	12.0	11.8	11.7
Total	14.1	14.1	14.1	14.0	13.9
Leverage	10.1	10.0	10.0	9.8	9.6

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at June 30, 2017. BB&T declared common dividends of $0.30 per share during the second quarter of 2017, which resulted in a dividend payout ratio of 38.4 percent. BB&T completed $160 million of open market share repurchases during the second quarter. The total payout ratio for the second quarter of 2017 was 63.8 percent.

BB&T's estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.2 percent at June 30, 2017 and 10.1 percent at March 31, 2017.

BB&T's liquidity coverage ratio was approximately 122 percent at June 30, 2017, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.0 percent at June 30, 2017.

ASSET QUALITY (1)
(dollars in millions)
	2Q17	1Q17	4Q16	3Q16	2Q16
Total nonperforming assets	$690	$801	$813	$843	$886
Total performing TDRs	995	1,153	1,170	1,072	1,003
Total loans 90 days past due and still accruing	493	542	636	592	610
Total loans 30-89 days past due	874	805	1,077	980	914

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.43%	0.51%	0.51%	0.53%	0.56%
Nonperforming assets as a percentage of total assets	0.31	0.36	0.37	0.38	0.40
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.03	1.04	1.04	1.06	1.06
Net charge-offs as a percentage of average loans and leases, annualized	0.37	0.42	0.42	0.37	0.28
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.80x	2.49x	2.47x	2.91x	3.88x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.43x	2.05x	2.03x	2.00x	1.90x

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

During the second quarter, the Company completed the sale of residential mortgage loans with a carrying value before allowance for loan losses of $300 million. The sale included $40 million of nonaccrual loans and $199 million of performing TDRs.

Nonperforming assets totaled $690 million at June 30, 2017, down $111 million compared to March 31, 2017. The decrease was driven by a $49 million decline in nonperforming commercial and industrial loans, primarily due to payoffs, sales and writedowns and a $41 million decline in nonperforming residential mortgage loans due to the previously mentioned loan sale. Nonperforming loans and leases represented 0.43 percent of loans and leases held for investment, an improvement of eight basis points compared to March 31, 2017.

Performing TDRs were down $158 million during the second quarter, driven by the previously mentioned loan sale.

Loans 90 days or more past due and still accruing totaled $493 million at June 30, 2017, down $49 million compared to the prior quarter, primarily due to a decrease in residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.34 percent at June 30, 2017, compared to 0.38 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05 percent at June 30, 2017, a decrease of one basis point compared to the prior quarter.

Loans 30-89 days past due and still accruing totaled $874 million at June 30, 2017, up $69 million compared to the prior quarter. This increase was primarily due to seasonality in other lending subsidiaries retail portfolios.

Net charge-offs during the second quarter totaled $132 million, down $16 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.37 percent, down five basis points compared to the prior quarter. Net charge-offs for the current quarter include $16 million recorded in connection with the residential mortgage loan sale previously mentioned.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, up $14 million compared to the prior quarter. As of June 30, 2017, the total allowance for loan and lease losses was 1.03 percent of loans and leases held for investment, down slightly compared to March 31, 2017.

The allowance for loan and lease losses was 2.43 times nonperforming loans and leases held for investment, compared to 2.05 times at March 31, 2017. At June 30, 2017, the allowance for loan and lease losses was 2.80 times annualized net charge-offs, compared to 2.49 times at March 31, 2017.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T's live second quarter 2017 earnings conference call at 8 a.m. ET today, please call 888-394-8218 and enter the participant code 9113020. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's second quarter 2017 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $221.2 billion in assets and market capitalization of $36.7 billion as of June 30, 2017. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates over 2,100 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T was recognized as one of Forbes' 2017 Best Banks in America and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

•
The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and estimated funding costs associated with loans and securities acquired in the Colonial acquisition and PCI loans acquired from Susquehanna and National Penn. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Second Quarter 2017 Quarterly Performance Summary, which is available at BBT.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2016 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the potential exit of the United Kingdom from the European Union and the economic slowdown in China;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•
cybersecurity risks, including "denial of service," "hacking" and "identity theft," could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	risks resulting from the extensive use of models;

•	risk management measures may not be fully effective;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations;

•
higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.